Exhibit 3.119

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HHI HOLDINGS, LLC

A Delaware Limited Liability Company

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of December 2, 2009 of HHI Holdings, LLC, a Delaware limited liability company (the “Company”), is made by HHI Group Holdings, LLC, a Delaware limited liability company, its sole and managing member (the “Managing Member” or “Member”).

WHEREAS, the Company was organized as a limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”) on April 24, 2008 and KPS Special Situations Fund II, L.P. (“KPS Fund II”), the sole member of the Company, entered into that certain Limited Liability Company Agreement of HHI Holdings, LLC on such date;

WHEREAS, on April 30,2008, as a part of a restructuring, KPS Fund II, KPS Special Situations Fund II (A), L.P. (“KPS Fund II (A)”) and MC Capital Inc., (“MC Capital”) each contributed shares of capital stock of certain subsidiaries of the Company to the Company in exchange for units in the Company and in connection therewith, together with the Company, entered into that certain Amended and Restated Limited Liability Company Agreement of HHI Holdings, LLC on such date (the “Old Agreement”);

WHEREAS, on October 2, 2009, an indirect subsidiary of the Company, HHI Form Tech, LLC, (“HHI FormTech”) acquired certain assets and liabilities of Form Tech Industries LLC and Form Tech Industries Holdings LLC (the “FormTech Acquisition”);

WHEREAS, in connection with the FormTech Acquisition, KPS Special Situations Fund III, L.P. (“KPS Fund III”), KPS Special Situations Fund III (A), L.P. (“KPS Fund III (A)”) and KPS Special Situations Fund III (Supplemental), L.P. (“KPS Fund III Supplemental.” together with KPS Fund II, KPS Fund II(A), KPS Fund III and KPS Fund III(A), the “KPS Funds”), each made a cash contribution to the Company in exchange for Units;

WHEREAS, KPS Fund II and KPS Fund II (A) together own approximately 80% of the issued and outstanding common stock, without par value per share, of Cloyes Gear and Products, Inc. (“Cloyes”), an entity that operates a business similar to the businesses operated by each of the following subsidiaries of the Company, (i) Kyklos Bearing International, LLC, (ii) Jernberg Sales, LLC, Jernberg Industries, LLC and Impact Forge Group, LLC and (iii) HHI Form Tech;

WHEREAS, to consolidate related businesses controlled by the KPS Funds under one holding company, on the date hereof, Cloyes Merger Corporation, a subsidiary of the Managing

Member, merged with and into Cloyes with Cloyes as the surviving corporation (the “Cloyes Merger”), pursuant to which Cloyes became a subsidiary of the Managing Member;

WHEREAS, immediately prior to entering into this Agreement (i) the Managing Member assigned all of the Cloyes stock to Cloyes Gear Holdings, LLC, an indirect, wholly-owned subsidiary of the Company, in exchange for units in the Company and (ii) the KPS Funds and MC Capital each contributed all the units of the Company owned by them to the Managing Member in exchange for units in the Managing Member such that following such transactions described in (i) and (ii), the Managing Member became the owner of all the issued and outstanding units of the Company and the only party to the Old Agreement; and

WHEREAS, the Managing Member, now wishes to amend and restate the Old Agreement, and the Managing Member wishes to enter into this Agreement to provide for, among other things, the management and operation of the Company.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Managing Member hereby agrees as follows:

ARTICLE I

ORGANIZATION

1.1                               Name and Term. The name of the Company is “HHI Holdings, LLC” or such other name as may be determined from time to time by the Managing Member. The Company shall continue in existence in perpetuity or until earlier terminated and dissolved in accordance with Article IV of this Agreement.

1.2                               Formation of the Company. The Company was formed as a limited liability company under the Act on April 24, 2008. The Member hereby agrees that the person executing and filing the Certificate of Formation of the Company was and is an “authorized person” within the meaning of the Act, and that the Certificate of Formation filed by such authorized person is the Certificate of Formation of the Company.

1.3                               Registered Office; Registered Agent; Principal Office; Other Offices. The registered agent and office of the Company required by the Act to be maintained in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, or such other agent and/or office (which need not be a place of business of the Company) as the Managing Member may designate from time to time. The principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

1.4                               Purposes and Powers. The purpose of the Company shall be to engage in such business activities as may be undertaken by a limited liability company under the Act.

1.5                               Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year.

ARTICLE II

FINANCING; BOOKS

2.1                               Establishment and Determination of Capital Accounts. A “Capital Account” shall be established and maintained for the Member on the books of the Company, and shall be maintained and adjusted appropriately in accordance with the regulations under Section 704(b) of the Internal Revenue Code of 1986 and any successor statute, as amended. The Member shall not be required to make any capital contributions to the Company, and shall not be required to lend any funds to the Company. The Member shall not be paid interest on any capital contribution to the Company or on any part of its Capital Account.

2.2                               Distributions. Except otherwise provided in this Agreement or the Act, the Managing Member shall have full power and discretion to determine when and whether any assets shall be distributed.

2.3                               Maintenance of Books. The Company shall maintain complete and accurate books of account that will accurately reflect all matters relating to its business.

2.4                               Company Funds. Company funds shall be separately identifiable from and not commingled with those of any other person, including the Member.

ARTICLE III

MANAGING MEMBER

3.1                               Management of Business. The name of, notice address for, and number of equity securities of the company (“Units”), held by the Managing Member are set forth in Schedule A attached hereto. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member. Except as may otherwise be expressly provided in this Agreement, the Managing Member shall: (a) have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company and (b) possess all power, on behalf of the Company, to do or authorize the Company or to direct the executive officers of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. The Managing Member shall be entitled to be reimbursed for reasonable, out-of-pocket costs and expenses incurred by it on behalf of the Company.

3.2                               Appointment of Officers. The Managing Member shall have the right to appoint and remove officers of the Company, including a chief executive officer of the Company, to assist with the day-to-day management of the business affairs of the Company. Compensation of all officers shall be fixed by the Managing Member.

3.3                               Fiduciary Duties. In exercising its rights and performing its duties under this Agreement, the Managing Member shall not owe or have any fiduciary or other duties.

3.4                               Indemnification. The Managing Member shall not be liable, responsible or accountable, in damages or otherwise, to the Company for any act performed by the Managing Member with respect to or on behalf of the Company. The Company shall indemnify the Managing Member for any act performed by the Managing Member on behalf of or with respect to the Company, as and to the full extent permitted by the Act. Any repeal or modification of this subsection shall not impair or otherwise affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. This subsection shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition. There shall be a rebuttable presumption that a claimant under this subsection is entitled to such indemnification and the Company shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

ARTICLE IV

DISSOLUTION, LIQUIDATION AND TERMINATION

4.1                               Dissolution. The Company shall be dissolved and its affairs shall be wound up upon a decision by the Managing Member to dissolve the Company.

4.2                               Liquidation and Termination. On dissolution of the Company, the Managing Member shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The proceeds of the liquidation shall be applied and distributed in the following order:

(a)                                 first, the Managing Member shall pay, satisfy or discharge from Company assets all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the Managing Member may reasonably determine); and

(b)                                 second, all remaining assets of the Company shall thereafter be distributed to the Member as soon as practicable.

ARTICLE V

GENERAL PROVISIONS

5.1                               Entire Agreement. This Agreement constitutes the entire agreement and supersedes any prior understandings, agreements or representations, written or oral, to the extent related to the subject matter hereof.

5.2                               Amendment and Waiver. No modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby.

5.3                               Binding Effect. Subject to the restrictions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Member and its heirs, legal representatives and permitted successors and assigns.

5.4                               Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION.

5.5                               No Third Party Rights. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person other than the Member.

*        *        *        *        *

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

HHI GROUP HOLDINGS, LLC

By:	/s/ Michael Johnson
Name: Michael Johnson
Title: Chief Financial Officer

Signature Page to Second Amended and Restated Limited Liability Company Agreement of HHI Holdings, LLC

SCHEDULE A

UNITS

NAME	NOTICE ADDRESS	NUMBER OF UNITS
HHI GROUP HOLDINGS, LLC	485 LEXINGTON AVENUE 31ST FLOOR NEW YORK, NY 10017	1,000

A-1